SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 26, 2005

Agere Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-16397	22-3746606
(Commission File Number)	(IRS Employer Identification No.)

1110 American Parkway NE
Allentown, Pennsylvania	18109
(Address of principal executive offices)	(Zip Code)

(610) 712-1000
(Registrant’s Telephone Number)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02. Results of Operations and Financial Condition.

     On April 26, 2005, Agere Systems issued a news release announcing its financial results for the quarter ended March 31, 2005. A copy of that news release is attached to this report as Exhibit 99.1.

     The news release contains information about our net income, excluding gain or loss from the sale of, and income or loss from, discontinued operations; restructuring related charges included in costs, primarily increased depreciation; certain other non cash charges; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax adjustments; cumulative effect of accounting changes and certain nonrecurring charges. We believe that information presented on this basis, while not a substitute for financial information prepared in accordance with generally accepted accounting principles, will allow investors to more easily compare our financial performance on an operating basis in different fiscal periods. In fiscal 2005, net income computed on this basis is one of the performance measures we will use to determine the level of employee bonuses.

Item 8.01. Other Events.

     On April 26, 2005, Agere Systems announced plans to reclassify its two classes of stock into one and to complete a 1-for-10 reverse stock split. The effective date for these transactions is expected to be Friday, May 27, 2005, making the first date of trading under the new share structure May 31, 2005.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	News release dated April 26, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.

Date: April 26, 2005	By:	/s/ John W. Gamble, Jr.
	Name:	John W. Gamble, Jr.
	Title:	Executive Vice President and Chief Financial Officer